                                                                     EXHIBIT 2.1

                 AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

         This Amended and Restated Stock Purchase Agreement (the "Agreement") is made as of October 5, 1998, by and between Technology Manufacturing & Design, Inc., a Texas corporation (the "Company") and GWP, Inc., a Georgia corporation (the "Purchaser"). This Agreement amends, restates and replaces in its entirety that certain Stock Purchase Agreement, dated as of September 24, 1998, by and between the Company and Purchaser (the "Prior Stock Purchase Agreement"), and, therefore, upon execution of this Agreement, the Prior Stock Purchase Agreement shall have no further force and effect.

                                   SECTION 1
                    AUTHORIZATION AND SALE OF CAPITAL SHARES

         1.1 Authorization. The Company, subject to the terms and conditions hereof, hereby authorizes the sale and issuance of nineteen million (19,000,000) shares of its capital stock (the "Capital Shares") which Capital Shares shall consist of shares of (i) the Company's common stock, no par value (the "Common Shares") and (ii) the Company's Series C Preferred Shares (the "Preferred Shares"), which Preferred Shares shall have the rights, privileges, preferences and restrictions as set forth in the Statement of Designation (the "Statement of Designation") a copy of which is attached to this Agreement as Exhibit A, the respective amounts of each as determined by the Company on or before the Closing (as defined below), but in any case the aggregate amount of which shall equal nineteen million (19,000,000) shares.

         1.2 Sale of Capital Shares. The Company, subject to the terms and conditions hereof, hereby issues and sells to Purchaser, and Purchaser hereby buys from the Company, nineteen million (19,000,000) Capital Shares for the aggregate purchase price of FIVE HUNDRED THIRTY-SIX THOUSAND FOUR HUNDRED EIGHTY SIX DOLLARS ($536,486).

                                   SECTION 2
                             CLOSING DATE; DELIVERY

         2.1 Closing Date. The closing of the purchase and sale of the Preferred Shares shall be held at the offices of Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309 at 11:00 a.m., local time on October 30, 1998 (the "Closing"), or at such other time and place upon which the Company and Purchaser shall agree (the date of the Closing is hereinafter referred to as the "Closing Date").

         2.2 Delivery. At the Closing, the Company will deliver to Purchaser (i) a certificate or certificates, registered in Purchaser's name, representing the number of shares of Common Shares purchased by Purchaser hereunder and (ii) a certificate or certificates, registered in Purchaser's name, representing the number of shares of Preferred Shares purchased by Purchaser hereunder, against the purchase price therefor (which purchase price the Company hereby acknowledges has been received by the Company).


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                                   SECTION 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As an inducement to Purchaser to enter into this Agreement, the Company represents and warrants to Purchaser, except as otherwise set forth in a written disclosure schedule executed by Seller and delivered to Buyer on or prior to the date hereof (the "Disclosure Schedule"), a copy of which is attached hereto and which sets forth the only exceptions to the representations and warranties contained in this Section 3 (each disclosure in the Disclosure Schedule will be deemed to relate to and to qualify only the particular representation and warranty to which such disclosure expressly refers and not to any other representation or warranty in this Agreement).

         3.1 Organization and Standing; Articles and By-Laws. The Company is a corporation duly organized, and validly existing in good standing, under the laws of the State of Texas. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is not presently qualified to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified could not be reasonably expected to have a materially adverse effect on the Company. The Company has furnished Purchaser with true, correct and complete copies of its Articles of Incorporation and By-Laws, each as amended to the date hereof.

         3.2 Corporate Power. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement and has or will have at the Closing all legal and corporate power and authority to sell and issue the Capital Shares, and to carry out and perform its obligations under the terms of this Agreement.

         3.3 Subsidiaries. The Company has no subsidiaries and does not otherwise own or control, directly or indirectly, any interest in any corporation (other than the capital stock of Dazzle Multimedia held as investment), partnership, joint venture, trust, association or other entity.

         3.4 Capitalization. Immediately prior to the Closing, the authorized capital stock of the Company will consist of the following:

               (a) Common Shares. A total of 30,000,000 authorized Common Shares, of which 8,566,710 shares are issued and outstanding (the holders of which are set forth in Schedule 3.4(c)). The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable.

               (b) Preferred Shares. A total of 5,000,000 authorized preferred shares, 500,000 of which have been designated "Series A Preferred", 750,000 of which have been designated "Series B Preferred" and 3,750,000 of which have been designated "Series C Preferred"; 230,000 of which Series A Preferred are issued and outstanding prior to the Closing, 495,206 of which Series B Preferred are issued and outstanding prior to the Closing, and none of which Series C Preferred are issued and outstanding prior to the Closing.

               (c) Options, Warrants, Reserved Shares. Set forth on Schedule 3.4(c) is a complete list of all outstanding shareholders, option holders and other security holders of the Company as of the date set forth on Schedule 3.4(c). Except as specifically set forth in this Agreement, there are no other outstanding warrants, options, conversion privileges, preemptive


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rights, or other rights or agreements to purchase or otherwise acquire or issue any equity securities of the Company that will survive the Closing. Except as set forth on Schedule 3.4(c), the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons or entities, which affects or relates to the voting or giving of written consents with respect to any security of the Company.

         3.5 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance by the Company of this Agreement, the authorization, sale, issuance and delivery of the Capital Shares, and the performance of all of the Company's obligations hereunder has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies. The Capital Shares, when issued in compliance with the provisions of this Agreement, will be validly issued (including, without limitation, issued in compliance with applicable federal and states securities laws), fully paid and nonassessable and the Preferred Shares will have the rights, preferences, privileges and restrictions described in the Statement of Designation; and the Capital Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof through no action of the Company; provided, however, that the Capital Shares will be subject to restrictions on transfer under state and/or federal securities laws and otherwise as set forth herein. The Capital Shares are not subject to any preemptive rights.

         3.6 Material Contracts. Attached hereto as Schedule 3.6 is a list of all agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which the Company is a party and by which it is bound that (a) are material to the operations of its business and properties as now conducted and as presently proposed to be conducted and require annual payment or obligations in excess of $250,000; (b) involve, as parties thereto, any of the officers, consultants, directors, employees or shareholders of the Company; or (c) obligate the Company to share, license or develop any product or technology or provide any service with respect to any such product or technology. The Company is not a party to any agreement that restricts its ability to manufacture, market or sell any of its products (whether by territorial restriction or otherwise).

         3.7 Title to Properties and Assets. The Company has good and marketable title to its properties and assets, and has good and valid title to all its leasehold. The Company does not own any real property.

         3.8 Compliance with Other Instruments, None Burdensome, etc. Except as set forth on Schedule 3.8, the Company is not in, nor will the conduct of its business as proposed to be conducted result in, violation of any term of its Articles of Incorporation or By-Laws, and to the best of its knowledge is not in violation of any order, statute, rule or regulation applicable to the Company where such violation would materially and adversely affect the Company. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby, and the issuance of the Capital Shares will not result in any violation of, or conflict with, or constitute, with or without the passage of time or the giving of notice, a default under, the Company's Articles of Incorporation or By-laws.


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         3.9      Patents and Other Intangible Assets.

                  (a) The Company owns all of the trade names, trademarks, servicemarks, copyrights, patents and any applications therefor, trade secrets and other intellectual property used in its business, including, without limitation, all of the Company's right, title and interest in its software (collectively, the "Intellectual Property"), and all licenses, agreements and other arrangements under which the Company has the right to use any of the intangible or proprietary rights of a third party (the "Licenses") are listed in Schedule 3.9(a). The Intellectual Property and the Licenses comprise all of the intellectual property, licenses, agreements and other arrangements which are used in, or are necessary to conduct, the Company's business as now conducted or proposed to be conducted without, to the knowledge of the Company, infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing. No proceedings are pending or threatened which challenge the validity of the ownership by the Company of the Intellectual Property or the use by the Company of the Licenses. The Company has maintained and protected the Intellectual Property with appropriate confidentiality agreements and such other measures as are customary to protect the proprietary trade secret or confidential information contained therein. The Company has no knowledge of the infringement or infringing use of any of the Intellectual Property or Licenses by any other person. The Company has good and marketable title to all the Intellectual Property free of any rights, liens or claims of others, and its Licenses and other rights to use will be adequate and enforceable. The Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise. The Company has not licensed anyone to use any of the Intellectual Property.

                  (b) To the best knowledge of the Company, no infringement of any intangible property right or other proprietary right of any third party has occurred or will result in any way from the conduct of the business as now conducted or proposed to be conducted by the Company or from the signing and execution of this Agreement or the consummation of any or all of the transactions contemplated hereunder, and no claim has been made by any third party based upon an allegation of any such infringement.

         3.10 Litigation, etc. There are no actions, suits, proceedings or investigations pending against the Company or its properties or against any officer, director or employee of the Company in connection with such officer's, director's or employee's relationship with or actions taken on behalf of the Company which actions, suits, proceedings or investigations could reasonably be expected to have a material adverse effect on the Company. The foregoing includes, without limitation, actions pending involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employees, or their obligations under any agreements with prior employers.

         3.11 Employees. To the best of the Company's knowledge, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company. The Company is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the duties to the Company or that would conflict with the Company's business as proposed to be conducted. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

         3.12 Governmental Consent, etc. All consents, approvals or authorizations of (or designations or declarations of filing with) any governmental authority on the part of the Company required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Capital Shares or the consummation of any other transaction contemplated hereby shall have been obtained prior to and be effective as of the Closing, except qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Capital Shares under applicable state securities laws, which qualifications, if required, will be accomplished in a timely manner.

         3.13     Offering. Subject to the Purchaser's representations in
Section 4 hereof, the offer, sale and issuance of the Capital Shares to be issued in conformity with the terms of this Agreement constitute transactions exempt from the registration and prospectus delivery requirements of Section 5 of the Federal Securities Act of 1933, as amended (the "Securities Act").

         3.14     Tax Matters. Except as set forth on Schedule 3.14, the
Company: (i) has timely filed all tax returns that are required to have been filed by it with all appropriate federal, state, county and local governmental agencies (and all such returns (x) fairly reflect the Company's operations for tax purposes and (y) were properly completed in accordance with the laws, regulations and administrative requirements of each taxing authority); and (ii) has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The Company's tax returns have not been reviewed or audited by any federal, state, local or county taxing authority. Except as set forth on Schedule 3.14, there is no pending dispute with any taxing authority relating to any of said returns which, if determined adversely to the Company, would result in the assertion by any taxing authority of any valid deficiency in any material amount for taxes.

         3.15 Environmental and Safety Regulations. The Company knows of no violation or violations by the Company, its employees or agents of any environmental or safety statute, law or regulation that in the aggregate would have a material adverse effect on the business, properties, prospects or financial condition of the Company and, to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No action, proceeding, permit revocation, writ, injunction or claim is pending or, to the best of the Company's knowledge, threatened concerning the Company's facilities and the Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose any material environmental liability upon the Company. As of the Closing, no Hazardous Material (as defined below) is present on any Company facility and, to the best of the Company's knowledge, no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on a Company facility. There are no underground storage tanks, asbestos or PCBs present on any Company facility. For the purposes of this Section, the term "Hazardous Material" shall mean any material or substance that is prohibited or regulated by any environmental law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.
         3.16 Employee Benefit Plans. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, as amended.

         3.17 Prior Registration. The Company has not granted or agreed to grant any person or entity any requests to have any securities of the Company registered under the Securities Act.

         3.18 No Further Obligation. The Company has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Purchaser or any agent, employee, attorney or other representative of Purchaser or by any person representing or purporting to represent Purchaser that are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally. By way of example and not limitation: the Purchaser's commitment to the Company is limited to the purchase price paid for the Capital Shares; the Purchaser has not made, and will not make, any commitment to participate in any later financing round or to otherwise support the Company financially except as may be agreed by Purchaser in a definitive agreement between the Purchaser and the Company; the Purchaser does not have, and will not have, an obligation to help the Company design, manufacture or sell its products or services except as may be agreed by Purchaser in a definitive agreement between the Purchaser and the Company covering such activities; and the Purchaser does not have, and will not have, an obligation to support or endorse any of the Company's products, services or technology except as may be agreed by Purchaser in a definitive agreement between the Purchaser and the Company; and nothing herein shall be construed to prohibit or restrict in any way Purchaser from competing with the Company including, but not limited to, developing, making, selling, and/or supporting, itself or with others, competing products, technology or services.

         3.19 Disclosure. This Agreement with the Disclosure Schedule and Exhibits attached hereto, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.


                                   SECTION 4
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Purchaser hereby represents and warrants to the Company with respect to the purchase of the Capital Shares as follows:

         4.1 Investment Experience. It has substantial experience in evaluating and investing in private placement transactions of securities of similar types and terms to those of the Capital Shares and in investing in businesses similar to that of the Company, such that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

         4.2 Exemption from Registration. It acknowledges that the Capital Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

         4.3 No Public Market. It understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

         4.4 Access to Data. It has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management. It has also had an opportunity to ask questions of, and receive answers from, said management of the Company concerning the Company and the terms and conditions of this transaction. In addition, the Company has advised it that Purchaser or its agents have the right to inspect, at the principal offices of the Company during normal business hours, such books, records and documents with respect to the Company and its business, operations and finances as Purchaser reasonably deems material to its investment in the Capital Shares; and Purchaser confirms that all such documents, records and books pertaining to its investment in the Capital Shares as it has so requested have been made available to Purchaser.

         4.5 Projections and Forecasts. Purchaser acknowledges that certain of the information included within materials provided to Purchaser by the Company with respect to the business of the Company and the securities being sold hereby contains, and documents included within other materials which Purchaser may have reviewed pursuant to requests described in the last sentence of the preceding paragraph may also have contained (collectively, the "Transaction Documents"), projections of future operations or financial performance by the Company. Purchaser recognizes and acknowledges that although any such projections or predictions of future performance by the Company or its business were prepared in good faith by Company's management and, to the best of Company's knowledge, are not materially misleading, they constitute mere predictions of future events based on assumptions which may or may not occur (and as to the occurrence of which the Company can give no assurance), and such predictions may not be relied upon to indicate actual results which will be obtained.

         4.6 Restrictions on Transfer. Purchaser acknowledges that the Capital Shares will be issued (i) pursuant to applicable exemptions from registration under the securities laws of certain states and (ii) that the Capital Shares have not been (or will not have been) registered under the Securities Act, in reliance upon certain exemptions from registration contained therein, including the exemptions from registration provided by Section 4(2) of the Securities Act, and, in connection therewith, Purchaser hereby covenants and agrees that it will not offer, sell or otherwise transfer the Capital Shares unless and until such securities are registered pursuant to the Securities Act and the laws of all jurisdictions which in the opinion of the Company may be applicable, or unless such securities are otherwise exempt from registration thereunder. The Company shall be entitled to rely upon an opinion of counsel satisfactory to the Company with respect to compliance with the above laws. Purchaser acknowledges and agrees that the Company will have no obligation to register the Capital Shares, or to take any other steps to make available any exemptions from the registration requirements of the Securities Act for the resale by Purchaser of any of the Capital Shares.

         4.7 Restrictive Legends. Purchaser acknowledges and agrees that each certificate or other document representing the Capital Shares will bear a legend substantially as follows:

                  THE SECURITIES EVIDENCED HEREBY WERE ISSUED AND
                  SOLD WITHOUT REGISTRATION UNDER THE FEDERAL

                  SECURITIES ACT OF 1933, (THE "FEDERAL ACT"), OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON CERTAIN EXEMPTIVE PROVISIONS OF SAID ACTS. SAID SECURITIES CANNOT BE SOLD OR TRANSFERRED EXCEPT IF, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, ANY SUCH SALE OR TRANSFER WOULD BE: (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION; AND (2) IN A TRANSACTION WHICH IS EXEMPT FROM THE APPLICABLE SECURITIES LAWS OF ANY STATE OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH SAID SECURITIES LAWS.

         4.8 Further Acknowledgments. Purchaser acknowledges and is aware of the following:

                  (a) that there has never been represented, guaranteed, or warranted to Purchaser by any representative of the Company, or any other person on behalf of the Company or otherwise, expressly or by implication, any of the following:

                  (b) the approximate or exact length of time that it will be required to remain as owner of the Capital Shares; or

                  (c) the past performance or experience on the part of the Company or its subsidiaries, or its executive officers, or of any other person, that will in any way indicate predictable results of the ownership of stock in the Company or of the overall future of the Company or its subsidiaries.

         4.9 Authorization. This Agreement when executed and delivered by Purchaser will constitute a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies.


                                   SECTION 5
                       PURCHASER'S CONDITIONS TO CLOSING

         Purchaser's obligation to purchase the Capital Shares at the Closing is, at the option of Purchaser, subject to the fulfillment of the following conditions:

         5.1 Representations and Warranties Correct. The representations and warranties made by the Company in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date.

         5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

         5.3 Compliance with State Securities Laws. The Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Capital Shares or shall have the availability of exemptions therefrom.

         5.4 Statement of Designation. The Statement of Designation shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors (and shareholders if necessary) and the Statement of Designation shall have been filed with and accepted by the Secretary of State of the State of Texas.

         5.5 RRH Consent. RRH Capital Management ("RRH") shall have executed in favor of Purchaser that certain Consent and Waiver Agreement, dated on or about the date hereof, in the form attached hereto as Exhibit B.

         5.6 Legal Matters. All material matters of a legal nature which pertain to this Agreement and the transactions contemplated hereby shall have been reasonably approved by counsel to Purchaser.

         5.7 Officer's Certificate. At the Closing, the Company shall have delivered to Purchaser a certificate of the Company, executed by the President of the Company, certifying that the conditions specified in Section 5.1 and 5.2 have been fulfilled.


                                   SECTION 6
                        COMPANY'S CONDITIONS TO CLOSING

         The Company's obligation to sell and issue the Capital Shares at the Closing Date is, at the option of the Company, subject to the fulfillment as of the Closing Date of the following conditions:

         6.1 Representations and Warranties Correct. The representations made by Purchaser in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they were made on and as of such date.

         6.2 Compliance with State Securities Laws. The Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Capital Shares or shall have the availability of exemptions therefrom.

         6.3 Statement of Designation. The Statement of Designation shall have been duly adopted by the Company by all necessary corporate actions of its Board of Directors (and shareholders if necessary) and the Statement of Designation shall have been filed with and accepted by the Secretary of State of the State of Texas.

         6.4 RRH Consent. RRH Capital Management ("RRH") shall have executed in favor of Purchaser that certain Consent and Waiver Agreement, dated on or about the date hereof, in the form attached hereto as Exhibit B.

         6.5      Guaranty of USXX.   U. S. Technologies, Inc. ("USXX") shall
have entered into a Guaranty Agreement with the Company, dated on or about the date hereof, in the form attached hereto as Exhibit C.

         6.6 Legal Matters. All material matters of a legal nature which pertain to this Agreement and the transactions contemplated hereby, shall have been reasonably approved by counsel to the Company.

         6.7 Officer's Certificate. At the Closing, Purchaser shall have delivered to the Company a certificate of the Purchaser, executed by an authorized officer of the Purchaser reasonably satisfactory to the Company, certifying that the conditions specified in Section 6.1 has been fulfilled.



                                   SECTION 7
                            COVENANTS OF THE COMPANY

         The Company hereby covenants and agrees as follows:

         7.1 Financial Information. Subject to Section 7.6, the Company will mail the following reports to Purchaser for so long as Purchaser is a holder of any of the Capital Shares:

                  (a) as soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of operations and consolidated statements of cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form similar information for the previous fiscal year, all in reasonable detail;

                  (b) as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within 45 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of operations and consolidated statements of cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles (other than for accompanying notes), all in reasonable detail;

                  (c) contemporaneously with their delivery to holders of the Company's Common Shares, a copy of each report or other communication delivered to holders of its Common Shares; and

                  (d) for as long as Purchaser is eligible to receive reports under this Section 7.1, it shall also have the right, at its expense, to discuss the affairs, finances and accounts of the Company with the Company's officers, all at such reasonable times and as may be reasonably requested; provided, however, that the Company shall not be obligated to provide any information that the Board of Directors of the Company reasonably considers to contain confidential information of the Company.

         7.2 Shareholder Buy/Sell Agreements. The Company shall obtain, from a sufficient amount of shareholders listed on Schedule 3.4(c) (other than GWP) to comprise at least eighty percent (80%) (on a fully diluted basis) of the total amount of the Company's issued and outstanding Capital Shares, an executed Buy/Sell Agreement substantially in the form of Exhibit D attached hereto, on or before November 30, 1998.

         7.3 Amendment to Articles of Incorporation. The Company agrees to properly notice and conduct a shareholder's meeting or obtain a unanimous written consent of shareholders in lieu of a meeting, on or before November 30, 1998, for the purpose of amending the Company's Articles of Incorporation, such amendments to provide that (i) the number of shares of common stock that the Company is authorized to issue is fifty million (50,000,000) and (ii) the total number of shares of preferred stock that the Company shall have the authority to issue is twenty million (20,000,000).

         7.4 Purchaser's Put Option. The Company agrees that (i) in the event that the shareholders fail to approve the amendment set forth in Section
7.3 above, then, provided that Purchaser has voted all of its shares of Capital Shares in favor of such amendment, Purchaser shall have the option to immediately put its Preferred Shares to the Company for a purchase price to the Company of Five Million Dollars ($5,000,000), such amount to be paid by the Company within thirty (30) days of Purchaser's exercise of such option; (ii) in the event that any security or any warrant, option or right to purchase any security that is convertible into voting capital stock of the Company is in fact so converted and, solely as a result of such conversion, Purchaser has less that fifty-one percent (51%) (on a "fully diluted basis") of the total outstanding voting shares of the capital stock of the Company or, if less than eighty percent (80%) of the shares are tendered to Purchaser as set forth in
Section 8.2 of this Agreement, then, in either case, Purchaser shall have the option to immediately (x) put its Preferred Shares purchased under this Agreement to the Company and the Company shall pay Purchaser Five Million Dollars ($5,000,000) within thirty (30) days of Purchaser's exercise of such option or (y) purchase additional shares of the Company's voting capital stock, common or preferred, at Purchaser's option, for an aggregate price of One Hundred Dollars ($100), in an amount sufficient to provide Purchaser with at least sixty-seven percent (67%) (on a "fully diluted basis") of the total amount of the then outstanding shares of the voting capital stock of the Company. For purposes of this Agreement, "fully diluted basis" shall be determined by calculating the aggregate amount of the capital stock of the Company that would be outstanding assuming that all rights, options, warrants, convertible or exchangeable securities (including, but not limited to, all convertible or exchangeable debt), or rights, options, or warrants to purchase such convertible or exchangeable securities, had been fully and completely exercised, converted or exchanged, as the case may be, into shares of the capital stock of the Company.

         7.5 Failure to Close Capital Share Purchase. The Company acknowledges that, pursuant to a certain letter agreement between the Company and Purchaser, dated September 5, 1998,

Purchaser has previously paid to the Company, an amount equal to the aggregate purchase price for the Capital Shares as set forth in Section 1.2 of this Agreement and has agreed to pay an additional amount, pursuant to Section 8.1 below, of up to One Hundred Ninety-Three Thousand Five Hundred Four Dollars ($193,514). The Company agrees that if, for any reason, the transactions contemplated by this Agreement are not consummated, including, without limitation, the proper transfer of the Capital Shares to Purchaser, then such payment, together with any additional payments made pursuant to this Agreement, shall be deemed a loan to the Company by Purchaser and the Company further agrees to execute a note, in the form attached as Exhibit E hereto, in favor of Purchaser in the principal amount of Seven Hundred Thirty Thousand Dollars ($730,000).

         7.6 Termination of Covenants. The covenants set forth in Section 7.1(a), (b) and (c) shall terminate and be of no further force or effect at such time as the Company is required to file reports pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The covenants in Sections 7.2 and 7.3 shall survive Closing and expire upon Purchaser's exercise of any of its options under Section 7.4, and the covenants in Sections 7.4 shall survive Closing and expire on April 1, 2002.

         7.7 Negative Covenants. The Company agrees that, so long as Purchaser is the holder of any Capital Shares, the Company will not, without the prior written consent of Purchaser:

                  (a) authorize or create any new class or series of stock or any other securities convertible into equity securities of the Company having voting rights or a preference over or on parity with the Capital Shares;

                  (b) amend the Company's Articles of Incorporation or Bylaws in a manner that adversely affects the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Capital Shares or otherwise amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Capital Shares;

                  (c) undertake any merger, consolidation, or other corporate reorganization;

                  (d) sell, convey or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of;

                  (e) issue convertible debt;

                  (f) increase or decrease (other than to comply with Sections
7.3 and 7.4) the total number of authorized shares of Capital Shares;

                  (g) purchase, redeem or otherwise acquire any capital stock of the Company provided, however, that this restriction shall not apply to the repurchase of shares of capital stock from directors, officers, consultants or employees of the Company under which the Company has the option to repurchase such shares upon the occurrence of certain events, including termination of employment or services; or

                  (h) license, agree to license or grant any option to license any Intellectual Property of the Company except in the ordinary course of business.


                                   SECTION 8
                             COVENANTS OF PURCHASER

         The Purchaser hereby covenants and agrees as follows:

         8.1 Additional Paid-in Capital. Purchaser shall provide to the Company, as additional paid in capital for the Common Shares purchased hereunder, up to the amount of One Hundred Ninety-Three Thousand Five Hundred Fourteen Dollars ($193,514), such additional paid in capital to be used, in the sole discretion of the Company, to satisfy the current liabilities of the Company.

         8.2 Purchase of Shareholder's Shares. During the period beginning twenty four (24) months from the date hereof and ending thirty-six (36) months from the date hereof, Purchaser desires to and hereby agrees to purchase, on a date within such period of time to be determined by Purchaser (the "Purchase Date"), all the outstanding shares of the Company's capital stock and all of the outstanding warrants and options issued by the Company, which are owned on the Purchase Date by the shareholders listed on Schedule 3.4(c) (or their proper transferees), in the amounts set forth thereon opposite their name, for an aggregate purchase price equal to forty-nine percent (49%) of an amount which is equal to the difference of eight (8) times EBITDA of the Company for the latest full twelve (12) months preceding the date of purchase hereunder, minus Two Million Dollars ($2,000,000) (the "Purchase Price"). EBITDA for such period will be calculated in a manner consistent with the manner of calculation of EBITDA employed by the Company in its income statement for the year ending December 31, 1997. The payment of the Purchase Price, at the discretion of the Purchaser, shall be either in cash or in the registered common shares of USXX (the value of such USXX shares to be determined on the basis of the average closing price for the previous fifteen (15) trading days preceding the date of purchase), or both. Purchaser shall only be obligated to purchase capital shares under this Section 8.2 if eighty percent (80%) of the shares of the capital stock listed on Schedule 3.4(c), assuming conversions of all in the money options and warrants, are tendered to Purchaser. Purchaser and the Company agree that the shareholders listed on Schedule 3.4(c) (or their proper transferees) shall be deemed third party beneficiaries of the covenant set forth in this Section 8.2.


                                   SECTION 9
                                 MISCELLANEOUS

         9.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Georgia, without regard to provisions regarding conflicts of law.

         9.2 Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby for a period of six (6) months.

         9.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

         9.4 Entire Agreement. This Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

         9.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile, or otherwise delivered by hand or by a nationally-recognized overnight courier, addressed (a) if to Purchaser, at One Buckhead Plaza, 3060 Peachtree Road, N.W., Suite 1890, Atlanta, Georgia 30305, Attention: President, GWP, Inc., or at such other address as Purchaser shall have furnished to the Company in writing; (b) if to the Company, at 2423A Williams Drive, Georgetown, Texas 78628, Attention:
President, Technology Manufacturing & Design, Inc., or at such other address as the Company shall have furnished in writing to Purchaser with a required copy to John J. Antretter, 32 Cornwells Beach Road, Sands Point, New York 11050.

         Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (x) in the case of personal delivery or delivery by telecopier, on the date of such delivery, (y) in the case of a nationally-recognized overnight courier, on the next business day after the date when sent, and (z) in the case of mailing, on the third business day following that on which the piece of mail containing such communication has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

         9.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of any Capital Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         9.7 Expenses. The Company and Purchaser shall each bear its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

         9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         9.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

         9.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

         9.11 Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term of the Agreement may be waived (either generally or in a particular instance) only with the written consent of the Company and Purchaser.

         9.12 Confidentiality. Each party hereto agrees that, except with the prior written permission of the other parties, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement or any of the other agreements referenced herein, discussions or negotiations relating to this Agreement or any of the other agreements referenced herein, the performance of its obligations hereunder or under any of the other agreements referenced herein or the ownership of Capital Shares purchased hereunder. Notwithstanding the foregoing, any such information, knowledge or data shall not be deemed confidential and a party shall have no obligation with respect to any such information which (a) is already known to that party as evidenced by documentation in such party's files, or (b) is or becomes publicly known, through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of that party, or (c) is received by that party from a third party without similar restriction and without breach of this Agreement, or (d) is independently developed by that party. The parties hereto further agree that there shall be no press release or other public statement issued by any party relating to this Agreement or the transactions contemplated hereby, unless the parties otherwise agree in writing or unless otherwise required by law. In the event of any disclosure required by law, the party required to make such disclosure shall notify the other party hereto and shall use reasonable efforts to obtain confidential treatment of any materials so disclosed. The provisions of this
Section 9.12 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

         9.13 Public Announcements. No party hereto shall use any other party's name or refer to any other party directly or indirectly in connection with any other party's relationship with the first party in any advertisement, news release or professional or trade publication, or in any other manner, unless otherwise required by law or with such other party's prior written consent, which consent will generally not be granted and may be withheld for any reason or no reason.


                  [ Signatures Appear on the Following Page ]

         IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

                                        "COMPANY"

                                        TECHNOLOGY MANUFACTURING &
                                        DESIGN, INC.


[CORPORATE SEAL]                        By:         /s/ Larry Little
                                             ----------------------------------
                                        Name: Larry Little
                                             ----------------------------------
                                        Its: President
                                             ----------------------------------

                                        "PURCHASER"

                                        GWP, INC.

[CORPORATE SEAL]                        By:        /s/ Kenneth H. Smith
                                             ----------------------------------
                                        Name: Kenneth H. Smith
                                             ----------------------------------
                                        Its: President
                                             ----------------------------------

                                   SCHEDULES


3.4(c)            Security Holders





                                   EXHIBITS


A                 Statement of Designation

B                 Consent and Waiver

C                 Guaranty Agreement

D                 Buy/Sell Agreement

E                 Promissory Note